EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Financial Engines, Inc.:
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Financial Engines, Inc. of our report dated February 21, 2010, with respect to the consolidated balance sheets of Financial Engines, Inc. and subsidiaries as of December 31, 2008 and 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009, which report is included in the Registration Statement on Form S-1 (No. 333-163581) of Financial Engines, Inc.
/s/ KPMG LLP
Mountain View, California
May 13, 2010